SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2005, PriceSmart, Inc. (the “Company”) entered into a Memorandum of Understanding to effectuate a settlement in the consolidated securities litigation entitled In re PriceSmart, Inc. Securities Litigation, Master File No. 03 CV 2260 JAH (BLM), pending in the United States District Court for the Southern District of California. This lawsuit is an alleged class action against the Company and certain of its former officers, filed on behalf of a purported class of persons who purchased the Company’s common stock during a certain class period.

Under the settlement, which is subject to Court approval, the sum of $2,350,000 shall be paid to plaintiffs (said sum to be inclusive of plaintiffs’ attorneys’ fees, in an amount to be determined by the Court), in exchange for a release of claims and a dismissal of the complaint. It is anticipated that the Company’s insurance carrier will fund approximately 80% of the settlement payment.

The lawsuit relates to the Company’s restatement of financial statements in late 2003. The settlement was entered into to avoid the expense and disruption of protracted litigation and does not constitute an admission of liability by the Company or its former officers. The Company has previously announced the settlement of a separate federal court securities lawsuit and a state court shareholder derivative lawsuit, both of which similarly related to such restatement. The settlement of this third lawsuit brings to a conclusion all such litigation.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Press release of PriceSmart, Inc. dated March 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2005	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner Chief Financial Officer